EXHIBIT 99.1

ENGlobal Receives Significant Analytical Systems Award

HOUSTON, Feb. 10, 2016 (GLOBE NEWSWIRE) -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of automation and engineering services, today announced an award for the supply of process analytical systems to a world class U.S. Gulf Coast ethylene expansion project. The equipment includes critical components used to monitor compliance with mandated environmental regulations and provides analytical information supporting plant utilities and process controls. The project schedule requires staggered deliveries throughout the third and fourth quarters of 2016.

Year-to-date, the Company’s Automation Segment has received awards in excess of $5MM. This level of success illustrates the Company’s wide range of expertise in both engineering and fabrication, and in the key areas of process analytics, electrical power and control systems.

“Our ability to provide early technical input to the project development teams was a key element of our success,” said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. “We work diligently with owners and contractors to ensure that process analytical equipment is value engineered for optimum performance.  I would like to thank this important client for their confidence and applaud the respective project teams for their technical contributions.”

About ENGlobal

ENGlobal (NASDAQ:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally.  ENGlobal operates through two business segments: Automation and Engineering.  ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems.  The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties.  For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:  Mark A. Hess
(281) 878-1040
ir@ENGlobal.com